EXHIBIT 21

Name of Subsidiary	Jurisdiction of Incorporation
Hospitality Technologies, S.A.	Argentina
MICROS-Fidelio Australia Pty Ltd.	Australia
MICROS-Fidelio Austria GmbH	Austria
MICROS-Fidelio Brazil, Ltda.	Brazil
MICROS-Fidelio (Canada) Ltd.	Canada
MICROS Systems Canada, Inc.	Canada
MICROS Fidelio Chile, S.A.	Chile
MICROS-Fidelio Information Systems (Shanghai) Co. Ltd.	China
CommercialWare, Inc.	Delaware, USA
JTECH Communications, Inc.	Delaware, USA
MICROS Fidelio Denmark ApS	Denmark
MICROS Fidelio Finland Oy	Finland
Fidelio Cruise, Inc.	Florida, USA
MICROS-Fidelio France, S.A.S.	France
MICROS-Fidelio GmbH	Germany
Fidelio Cruise GmbH	Germany
MICROS-Fidelio Hong Kong, Ltd.	Hong Kong
Fidelio India Private Ltd.	India
PT. MICROS-Fidelio Indonesia	Indonesia
MICROS-Fidelio (Ireland), Ltd.	Ireland
MICROS Fidelio Israel Ltd.	Israel
MICROS-Fidelio Italia S.r.l.	Italy
MICROS-Fidelio Japan Ltd.	Japan
MICROS-Fidelio Korea Company Ltd.	Korea
MICROS-Fidelio Mexico S.A. de C.V.	Mexico
Fry, Inc.	Michigan, USA
MICROS-Fidelio Worldwide, Inc.	Nevada, USA
MICROS Fidelio Norway A/S	Norway
Datavantage Corporation	Ohio, USA
MICROS-Fidelio Poland Sp.Z.o.o.	Poland
MICROS-Fidelio Software Portugal, ULDA	Portugal
MICROS Fidelio Caribbean, Inc.	Puerto Rico
MICROS-Fidelio Singapore Pte Ltd.	Singapore
MICROS-Fidelio España S.L.	Spain
MICROS-Fidelio Sweden A.B.	Sweden
Check-In Data A.G.	Switzerland
MICROS-Fidelio Thailand Co. Ltd.	Thailand
MICROS-Fidelio U.K. Ltd.	United Kingdom
RedSky IT Limited	UK

The Company has additional subsidiaries, which, considered in the aggregate as a single subsidiary, would not constitute a significant subsidiary as of June 30, 2009.